Exhibit (a)(1)(xiii)

To: SNI Option Holders

From: The Company

RE: Option Exchange Offer

As you know, we currently are conducting the Scripps Networks Interactive, Inc. (the “Company”) stock option exchange offer. We are pleased to announce that in addition to making your elections and withdrawals via the offer Web site at https://www.sniexchange.com, you may also tender your options, or withdraw a previous tender, by means of facsimile, email, overnight courier or hand delivery. A paper election form is attached to this email as Annex A. You may use this form to tender and withdraw your options. If you choose to use the paper election form, please return your election form by facsimile, email, overnight courier or hand delivery to the applicable address below. If you choose to return your election by overnight courier or hand delivery, we must receive your paper election by 5:00 p.m., EDT, on June 26, 2009 (unless we extend the offer).

Hand Delivery: Julie Elliott, Scripps Networks Interactive, 312 Walnut Street, Suite 1800, 18th Floor, Cincinnati, Ohio 45202

Facsimile: (513) 824-3384, Attention: Julie Elliott

Email: equity@scrippsnetworks.com. Be sure to scan your election form and attach it to your email.

Overnight Courier: Scripps Networks Interactive, Inc., 312 Walnut Street, Suite 1800, Cincinnati, Ohio 45202, Attention: Julie Elliott.

Your election form must be received by the Company before 11:59 p.m., EDT, on June 26, 2009 (or a later expiration date if we extend the exchange offer) (the “election deadline), whether made via the offer Web site, facsimile, email or hand delivery. If you choose to submit your paper election by overnight courier or hand delivery, we must receive your election by 5:00 p.m., EDT, on June 26, 2009. Elections not made in accordance with the requirements of the offer Web site or paper election form or received by the Company after the election deadline, even if sent prior to the election deadline, will be disregarded. Accordingly, if you are sending in a paper election form, we recommend doing so via facsimile, email, or hand delivery for the most efficient transmission. If you are making delivery by overnight courier or hand delivery, please allow enough time for us to receive your election by 5:00 p.m., EDT, on June 26, 2009. If we do not receive your election by the election deadline, you will be deemed to have rejected the exchange offer. If we do not receive your withdrawal (using the attached election form) by the election deadline, any previous elections that you made will be considered valid tenders. It is your responsibility to confirm that we have received your paper election form prior to the election deadline. In all cases, the last properly submitted election or withdrawal received by us prior to the election deadline, whether via the offer Web site or by paper election or withdrawal, will prevail. You may request a confirmation from us that we have received your paper election form by contacting Julie Elliott, our Vice President for Compensation & Benefits, at (513) 824-3271.

If we do not receive your election by the election deadline, then you will not be able to participate in the exchange offer, and each stock option that you currently hold will remain outstanding in accordance with its original terms and conditions. The method of delivery of your paper election form is at your election and risk. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of your paper election form.

If you have any questions regarding the exchange offer or submitting elections and/or withdrawals, please contact Julie Elliott at (513) 824-3271.

This letter does not constitute the exchange offer. The full terms of the exchange offer are described in this letter and in (1) the email that we sent to you on June 1, 2009, (2) the Offer to Exchange Certain Outstanding Stock Options for Restricted Class A Common Shares dated June 1, 2009, (3) the election instructions, (4) the withdrawal instructions, (5) the Section 83(b) election form, (6) our 2008 Long-Term Incentive Plan, and (7) the applicable form of restricted shares agreement. You may access these documents through the SEC’s Web site at www.sec.gov and on the offer Web site at https://www.sniexchange.com. All terms of the exchange offer (including the $3.00 cushion) remain in full force and effect except that we are now providing you additional means by which to tender or withdraw your options.

Neither the Company nor our Compensation Committee or Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your options for exchange in the exchange offer. You may wish to consult with your legal, financial and/or other advisors in determining whether to tender your options in this exchange offer.

ANNEX A

SCRIPPS NETWORKS INTERACTIVE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED CLASS A COMMON SHARES

ELECTION AND WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

THE EXCHANGE OFFER EXPIRES AT 11:59 P.M., EDT, ON JUNE 26, 2009, UNLESS THE

EXCHANGE OFFER IS EXTENDED

Before making an election, please make sure you have received, read and understand the documents that make up the Exchange Offer, including: (1) the email to Eligible Option Holders on June 1, 2009; (2) the Offer to Exchange Certain Outstanding Stock Options for Restricted Class A Shares dated June 1, 2009; (3) the election instructions; (4) the withdrawal instructions; (5) the Section 83(b) election form; (6) our 2008 Long-Term Incentive Plan; (7) the applicable form of restricted shares agreement; and (8) the supplemental letter to Eligible Option Holders dated June 19, 2009 (all of these documents being referred to as the “Exchange Offer”). The Exchange Offer is subject to the terms of these documents as they may be amended. BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH IN THE EXCHANGE OFFER DOCUMENTS DESCRIBED ABOVE. All of the Exchange Offer documents are available on the Offer Web Site at https://www.sniexchange.com or on the Securities and Exchange Commission Web site at https://www.sec.gov. Capitalized terms used but not defined in this election and withdrawal form (the “Election Form”) will have the meanings described in the Exchange Offer.

The Exchange Offer provides Eligible Option Holders the opportunity to exchange Eligible Options for Restricted Shares as set forth in Section 2 of the Exchange Offer. The Exchange Offer will expire at 11:59 p.m., Eastern Daylight Time, on June 26, 2009, unless we extend the offer (the “Election Deadline”). To participate in the Exchange Offer, you may submit your elections and withdrawals via our Offer Web Site at https://www.sniexchange.com or via facsimile, email, overnight courier or hand delivery using this Election Form. You must submit your elections or withdrawals by the Election Deadline.

If you choose to participate in the Exchange Offer and tender or withdraw your options using this Election Form, please follow the instructions below.

Exchange Election	Grant Date	Number of Options	Exercise Price	Exchange Ratio	Number of Restricted Shares
☐
☐
☐

☐	I elect to exchange the options selected above.
☐	I elect to withdraw my previous elections and reject the Exchange Offer.

Election Instructions

We must actually receive your completed Election Form by email, facsimile or hand delivery by the Election Deadline, or, if submitting by hand delivery or overnight courier, by 5:00 p.m., EDT, on June 26, 2009, in accordance with the instructions below.

•

Complete the chart with the information pertaining to your options having an exercise price of $34.00 or more per share (“Tenderable Options”). If you need information about your Tenderable Options, please refer to the Offer Web Site or contact Julie Elliott at (513) 824-3271.

•	To elect to exchange ALL your Tenderable Options, check the box next to every grant, sign this form and return it in accordance with these instructions.

•	To elect to exchange SOME of your Tenderable Options, check the box next to the grants you want to exchange, sign this form and return it in accordance with these instructions.

•	To change your previous election, you will need to sign a new properly completed Election Form prior to the Election Deadline, in accordance with these instructions.

•

To withdraw your previous elections and reject the Exchange Offer, DO NOT check boxes next to any grants and DO check the box indicating that you elect to withdraw your election and reject the Exchange Offer. Then sign this form and return it in accordance with these instructions.

Delivery Instructions

Submit your Election Form via one of the following means:

Hand Delivery: Julie Elliott, Scripps Networks Interactive, 312 Walnut Street, Suite 1800, 18th Floor, Cincinnati, Ohio 45202

Facsimile: (513) 824-3384, Attention: Julie Elliott

Email: equity@scrippsnetworks.com. Be sure to scan your election form and attach it to your email.

Overnight Courier: Scripps Networks Interactive, Inc., 312 Walnut Street, Suite 1800, Cincinnati, Ohio 45202, Attention: Julie Elliott.

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA THE MEANS DESCRIBED ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

The Company will not accept delivery of any Election Form after the Election Deadline. If the Company does not receive a properly completed and duly executed Election Form (either via the Offer Web Site or a paper Election Form) from you before the Election Deadline, the Company will not accept your options for exchange and such options will not be exchanged pursuant to the Exchange Offer.

If you decide to participate in the Exchange Offer, you do not have to surrender all of your options. However, if you surrender any options from a particular Tranche, you must surrender all outstanding options from that Tranche that you hold. The only exception to this rule is that you may tender less than all of the options from a particular Tranche covered by a domestic relations order (or comparable legal document as the result of the end of a marriage).

Our receipt of your election is not by itself an acceptance by us of your options for exchange. For purposes of the Exchange Offer, we will be deemed to have accepted Eligible Options that are validly tendered and not properly withdrawn as of when we give oral or written notice to option holders generally of our acceptance for exchange of such options, which notice may be made by email, press release or other method of communication.

You can elect to exchange your Tenderable Options, or after making an election, you can withdraw from the Exchange Offer, anytime during the Offer Period. If the Company extends the Exchange Offer, you may submit a new Election Form with respect to some or all of your Tenderable Options at any time until the extended Exchange Offer expires. The last valid election in place prior to the Election Deadline (whether via the Offer Web Site or by submission of a paper Election Form) will control. Options that have an exercise price that is less than $3.00 above the closing price of our Common Shares on the Election Deadline will be excluded from the Exchange Offer, and you cannot exchange them, even if you otherwise elected to exchange them.

You should note that if you withdraw your acceptance of the Exchange Offer with respect to some or all of your options, you will not receive any Restricted Shares in exchange for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the Plan and by the existing award agreements between you and us.

You may change your withdrawal, and again elect to exchange some or all of your options by submitting a new election to us by 11:59 p.m., Eastern Daylight Time, on June 26, 2009 (unless we extend the offer) via the Offer Web Site or by following the procedures for tendering options described above. Any options withdrawn will not be deemed properly tendered for purposes of the Exchange Offer, unless you properly re-elect to exchange those options before the Election Deadline. Re-election may be made at any time before the Election Deadline. If we extend the Exchange Offer beyond that time, you may re-tender your options at any time until the extended Election Deadline. Upon our receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. Because any prior election will be disregarded, your new election must indicate all options you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal received by us prior to the Election Deadline.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH IN THE EXCHANGE OFFER DOCUMENTS AND ALL OF THE ACKNOWLEDGMENTS, AGREEMENTS AND LIMITATIONS SET FORTH ON THE OFFER WEB SITE. SCREEN SHOTS OF THE OFFER WEB SITE ARE ATTACHED AS EXHIBIT (a)(1)(ix) TO THE TENDER OFFER STATEMENT.

Questions or Requests for Additional Copies.

Any questions and any requests for additional copies of the Exchange Offer documents may be directed to:

Exchange Program

Scripps Networks Interactive, Inc.

312 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

Telephone: (513) 824-3271

Attention: Julie Elliott

Email: equity@scrippsnetworks.com

Copies will be furnished promptly at our expense

Irregularities.

We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any elections and withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or withdrawals that we determine are ineligible, not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any election or withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender or withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering or withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Election Deadline, subject only to an extension that we may grant in our discretion.

Additional Documents to Read.

You should be sure to read the Exchange Offer and all documents referenced therein before making any decisions regarding participation in, or withdrawal from, the Exchange Offer.

Important Tax Information.

You should refer to Section 14 of the Exchange Offer which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in the Exchange Offer.

Signature.

You must complete and sign this election form exactly as your name appears on the award agreement(s) evidencing the outstanding options you are tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or other person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this election and withdrawal form proper evidence of the authority of such person to act in such capacity.

Signature of Option Holder

Option Holder’s Name, please print in full

Date

Employee Identification